Exhibit 10.1





                                          July 8, 1996


 James J. Jermann
 7 Hickory Lane
 Gorham, Maine 04038

 Re:   SEPARATION FROM EMPLOYMENT

 Dear Jim:

      This letter confirms the terms of the agreement between you and Hannaford Bros. Co. (the "Company") regarding your continued employment relationship, anticipated leave of absence and eventual resignation from employment with the Company, and the implementation of certain employment benefits. This letter sets forth the terms of our agreement in order to prevent any future misunderstandings and to protect both you and the Company. We encourage you to read this agreement carefully, review it with your attorney and other advisors of your choice, and ask us any questions you may have.

 1.  REDUCED WORK SCHEDULE, LAST DAY OF WORK, AND LEAVE OF ABSENCE.

 You have expressed your intent to resign from employment with Hannaford effective December 31, 1997 (your "Resignation Date") and we have agreed that you will resign on such date. Prior to your resignation, you have requested a reduction in your work schedule through January 4, 1997, and a subsequent paid leave of absence which Hannaford has agreed to grant you. Your leave of absence will begin on January 5, 1997 (your "Leave Date") at which time you will resign as an officer of the Company. Notwithstanding your resignation as an officer and the grant of your leave of absence, you will continue as a Hannaford associate until your Resignation Date, and during your leave you will be available to work up to a maximum of ten (10) hours per month on such matters as the Chief Executive Officer or Senior Vice President - Marketing, Merchandising and Distribution may request.
 You will be compensated for such work as described in paragraph 2 below. From the effective date of this agreement until your Leave Date, you will continue in your current position with the Company and will be expected to work in accordance with the general schedule outlined on Exhibit A attached hereto.

 James J. Jermann
 Page 2

 2.  COMPENSATION.

 Your compensation will continue at its current level through the end of 1996. Your 1997 salary will be One Hundred Thirty Thousand Dollars ($130,000.00) paid to you in weekly instalments of Two Thousand Five Hundred Dollars ($2,500.00) each through the Company's regular payroll system, subject to all required state and federal tax withholdings and FICA and such other payroll deductions as you may elect for contributions to such Company benefit plans (e.g., 401(k), medical and dental) for which you may still be eligible according to the terms of such plans.

 3.  ACCRUAL AND PAYMENT OF BENEFITS.

 During your leave of absence, you will not continue to accrue vacation or holiday pay or benefits under any employee benefit plans except as specifically described in those plans. In addition to the amount paid under paragraph 2, the Company will pay to you, within seven (7) days following your Leave Date, any accrued vacation pay due to you under current company policies as of such date. Any other accrued benefits will be paid to you only in accordance with the terms of, and at the times provided by, the relevant employee benefit plan, as it may hereafter be amended. Currently, the following plans include the following provisions:

     (a) 401(K) PLAN. You may continue to have the Company make elective contributions on your behalf under the Company's 401(k) Plan from your Leave Date until your Resignation Date. Benefits accrued as of your Resignation Date under the Plan will be paid to you following such date in accordance with the provisions contained in the Plan Document. Any loan outstanding against your 401(k) Plan balance at such time must be paid in full upon your resignation.

     (b) PENSION PLAN. Since the present value of your vested benefit exceeds $10,000, it will be paid to you on retirement in accordance with the terms of that Plan.

     (c) EMPLOYEE STOCK PURCHASE PLAN. You may continue to participate in the Employee Stock Purchase Plan until your Resignation Date. At such time you will be entitled to elect to purchase shares of Company stock with the balance in your Plan account or receive a check for the balance according to the terms of the Plan.

 James J. Jermann
 Page 3

     (d) STOCK OPTIONS. You may exercise any of your qualified incentive stock options that are exercisable as of your Resignation Date at any time up to ninety (90) days after your Resignation Date. You may exercise the nonqualified stock option granted to you in May, 1996, at any time up to three (3) years after your Resignation Date. You will not be granted any options in fiscal year 1997 or thereafter (other than "reload" options for which you may qualify under the terms of options you now hold by exercising such options while still an employee of Hannaford).

     (e) SUCCESS SHARE. You will be entitled to a Success Share payment in the first quarter of 1997 (which payment you have previously elected to defer pursuant to the Hannaford Bros. Co. Deferred Compensation Plan) based on both Company performance in fiscal year 1996 and your 1996 base Hannaford compensation, subject to adjustment or disallowance by the Company's Board of Directors in accordance with the terms of the Plan and the following paragraph 4. You will not be entitled to or receive a Success Share payment for fiscal year 1997 or any subsequent year.

     (f) LONG-TERM INCENTIVE PLAN. You will be entitled to a cash payout from the Long-Term Incentive Plan ("LTIP") in 1997. Such payment will be based on a combination of your compensation (i.e., base compensation plus Success Share payments) and Company performance during the 1994-1996 performance period, and is subject to adjustment or disallowance by the Company's Board of Directors in accordance with the terms of the Plan and the following paragraph 4.

     (g) FINANCIAL PLANNING. You will not receive any accruals in fiscal 1997 towards your financial planning account. Any balance in your financial planning account not used prior to your Resignation Date will revert to the Company.

 4.  CERTAIN OTHER BENEFITS.

     (a) LIMITATION ON CERTAIN BOARD ADJUSTMENTS. Any adjustment or disallowance by the Company's Board of Directors of any Success Share payment (under paragraph 3(e) above) or any LTIP payment (under paragraph 3(f) above) will apply to you only to the same extent that it applies to then-serving officers of the Company.

 James J. Jermann
 Page 4

     (b) ADDITIONAL PAYMENT. In March of 1997 you will also receive a lump sum cash payment equal to the then present value of the March 1998 and March 1999 payouts that you would have received from the LTIP if you had retired from the Company on January 1, 1997 and the Company had achieved the net earnings per share for 1997 and 1998 projected in its then most current three year strategic plan. The method of calculation of this payment is illustrated in the attached Exhibit C.

 5.  HEALTH BENEFITS DURING LEAVE OF ABSENCE.

 During your Leave of Absence, you will continue to be a Hannaford associate. In accordance with Company policy relating to associates on leaves of absence, for a period of six (6) months following your Leave Date (the "Health Benefits Period"), you may continue your existing medical, dental, prescription card, long-term disability, and life insurance coverages and your health care and dependent care reimbursement arrangements in accordance with their terms (collectively, your "Health Benefits"). During this Health Benefits Period you will continue to receive your currently elected Health Benefits at a cost no greater to you than you would have paid if you had not taken a Leave of Absence. Your share of the cost of these Health Benefits will be deducted from your weekly salary as described in paragraph 2 above. At the end of the Health Benefits Period, Hannaford will cease to provide any Health Benefits to you unless you elect to continue certain Health Benefits in accordance with the provisions of paragraph 6 below.

 6.  HEALTH BENEFIT CONTINUATION ("COBRA"); LIFE INSURANCE CONVERSION RIGHT.

 Beginning six months after your Leave Date, you will have the right, pursuant to federal law ("COBRA"), at your election and expense to continue your medical, dental, prescription card, and health care reimbursement account coverages at your expense for a period of eighteen months. You can also elect to convert your group life insurance and supplemental life insurance coverage to an individual policy, at your expense.

 7.  COMPANY CAR.

 You will have the option to purchase your company car at any time prior to your Resignation Date for the lesser of the book value or fair market value at the time of your purchase. Until your Resignation Date, the Company will continue to reimburse you for your automobile operating and maintenance expenses in accordance with Company policy.

 James J. Jermann
 Page 5

 8.  CONFIDENTIALITY.

 You and Hannaford hereby agree not to publicize or disclose the contents of this agreement to any third party prior to January 1, 2003, except for disclosure to respective financial, legal and other advisors, your spouse, and Hannaford's Board of Directors, and such other disclosures as may be required by law, regulation, or rule. You agree not to disclose, prior to January 1, 2003, any trade secrets, proprietary business information, or other confidential information concerning Hannaford which you may have received from your employment with Hannaford. You and Hannaford agree to execute before your Resignation Date a separate non-competition agreement, the provisions of which shall be in addition to, and not in lieu of, the provisions of this paragraph, in substantially the form attached hereto as Exhibit B. You and Hannaford further agree not to make any negative, disparaging, or derogatory comments about the other party which are likely to have a material adverse impact on that other party.

 9.  WORKERS' COMPENSATION.

 You are not aware of any work related injuries that you have sustained which are compensable under the provisions of any workers' compensation act, nor are you receiving or contemplating receiving medical treatment for any such injury. You acknowledge that your decision to take a Leave of Absence and to resign from employment is unrelated to any injury at work or any medical treatment for the same.

 10. RELEASE.

 In consideration of the benefits extended to you under paragraphs 1, 2, 3, 4 and 7 and to which you would not otherwise be entitled, your signature below constitutes your agreement for yourself and your heirs, personal representative and assigns to hereby waive, release and forever discharge Hannaford, its subsidiaries and affiliates, and their respective shareholders, directors, officers, employees, agents, successors and assigns, of and from any and all actions, claims, causes of action, and damages which you ever had, now have or may hereafter claim to have and which arise out of, or are connected in any way directly or indirectly to, your employment or the termination of your employment with Hannaford or its affiliates, including but not limited to, any claim for (a) wrongful discharge, (b) breach of contract, (c) defamation, or (d) employment discrimination, including without limitation, any claim arising under the Age Discrimination and Employment Act of 1967, as amended, up through the effective date of this agreement.
 James J. Jermann
 Page 6

 11. OTHER MATTERS.

 This letter, together with Exhibits A, B, and C hereto, sets forth the entire agreement between you and the Company regarding the subject matter hereof. It may be amended only by a written document signed by both you and Hannaford. This agreement will be governed by the laws of the State of Maine. "Hannaford", "the Company", "we", and "us", as used in this letter, refer to Hannaford Bros. Co. and its subsidiary corporations. In the event that any one or more of the terms of this agreement is determined to be invalid, illegal or unenforceable in any respect, the remaining terms will not be affected thereby. This agreement shall be binding upon, and shall inure to the benefit of you, your heirs, assigns, personal representative and Hannaford's successors and assigns.

 All payments to be made to you and notices to be given to you under this agreement after your Leave Date will be mailed to you at your home address on file with the Company unless we receive written directions to the contrary.

 BY YOUR ACCEPTANCE OF THIS AGREEMENT, YOU ACKNOWLEDGE AND AGREE:

     THAT YOU HAVE BEEN GIVEN A REASONABLE PERIOD (NOT LESS THAN 21
     DAYS) WITHIN WHICH TO CONSIDER THIS AGREEMENT;

     THAT YOU HAVE BEEN ADVISED AND ENCOURAGED TO REVIEW THIS
     AGREEMENT WITH AN ATTORNEY BEFORE SIGNING IT; AND

     THAT YOU ARE VOLUNTARILY AND KNOWINGLY ENTERING INTO THIS
     AGREEMENT.

 FOR A PERIOD OF SEVEN DAYS FOLLOWING YOUR EXECUTION OF THIS AGREEMENT, YOU MAY REVOKE IT. IF YOU DO NOT REVOKE IT IN WRITING WITHIN SEVEN DAYS, THIS AGREEMENT WILL BECOME EFFECTIVE AND ENFORCEABLE ON THE EIGHTH DAY AFTER YOU EXECUTE IT.

 James J. Jermann
 Page 7

 If this letter sets forth our understanding and agreement accurately, would you please sign the enclosed copy and return it to me at your earliest convenience. If you have any questions regarding any provision, please do not hesitate to contact me.

 On behalf of Hannaford, I want to thank you for your service to the company and wish you every success in the future.

                                  Sincerely,

                                  HANNAFORD BROS. CO.




                                  By:   s/Hugh G. Farrington
                                       Hugh G. Farrington
                                       President and Chief Executive Officer




 Accepted and agreed to this 8th day of July, 1996.


 By:    s/James J. Jermann
      James J. Jermann






















                              EXHIBIT A






                         (INFORMATION OMITTED)






































                                 EXHIBIT B





                                           December  ____, 1997




 James J. Jermann
 7 Hickory Lane
 Gorham, Maine 04038

 Re:   NON-COMPETITION AGREEMENT

 Dear Jim:

 Hannaford Bros. Co., (the "Company") and you have executed a letter agreement dated July 8, 1996, outlining our mutual understanding regarding certain matters, including compensation arrangements and your eventual resignation from employment with the Company. This letter sets forth our further understanding regarding your non-competition with the Company following your resignation.

 1.  NON-COMPETITION AGREEMENT.

 Beginning January 1, 1998, and for a period of five years through December 31, 2002, you agree not to (a) work for any entity which in Hannaford's reasonable opinion is currently a competitor of the Company in any of its current market areas or which becomes a competitor of the Company in any of the Company's market areas during the term hereof (hereinafter, a "Competitor") without prior written approval from the Company's Chief Executive Officer, which approval may be granted or withheld in the absolute discretion of the CEO or (b) acquire directly or indirectly, any interest in, as stockholder, director, officer, consultant, agent, employee, or partner, or otherwise act for, any Competitor, with the exception of minority stock holdings in companies whose shares are listed for trading on the American or New York Stock Exchange, or traded "over the counter" and regularly reported by NASDAQ. It is understood and agreed that nothing herein shall restrict your speaking to trade associations and groups on topics of general interest to the supermarket industry, even though employees of Hannaford competitors may be present in the audience.

 James J. Jermann
 Page 2

 2.  COMPENSATION.

 In consideration of your agreement not to compete with the Company and other consideration as described herein, the Company will pay you the total amount of $70,600.00, which will be paid in forty (40) equal installments of $1,765.00 each payable on the first day of each fiscal quarter beginning January 1, 1998.

 3.  RELIEF; REASONABLENESS.

 You and the Company agree that the Company would be irreparably damaged by a breach of this agreement. It is accordingly agreed that the Company shall be entitled to injunctive relief in order to prevent breaches of this agreement and to specifically enforce the provisions hereof, in addition to any other remedy to which the Company may be entitled.

 You and the Company further agree that the subject matter, duration of, and geographic area covered by this agreement are reasonable in light of the facts as they exist on the date hereof. However, if at any time, a court or other body having jurisdiction over this agreement shall determine that any of the subject matter, duration, or geographic area hereof is unreasonable in any respect, it shall be reduced, and not terminated, as such court or body determines may be reasonable.

 4.  RELEASE.

 As additional consideration for the payments made herein, your signature below constitutes your agreement for yourself and your heirs, personal representative and assigns to hereby waive, release and forever discharge Hannaford, its subsidiaries and affiliates, and their respective shareholders, directors, officers, employees, agents, successors and assigns, except for those obligations set forth in this Agreement, of and from any and all actions, claims, causes of action, and damages which you ever had, now have or may hereafter claim to have and which arise out of, or are connected in any way directly or indirectly to, your employment, the termination of your employment or your retirement from Hannaford or its affiliates, including but not limited to, any claim for (a) wrongful discharge, (b) breach of contract, (c) defamation, or (d) employment discrimination, including without limitation, any claim arising under the Age Discrimination and Employment Act of 1967, as amended.

 James J. Jermann
 Page 3

 5.  MISCELLANEOUS.

 Upon the written request of either you or the Company, either party agrees to execute such other documents as you, the Company and our respective counsel reasonably deem necessary or advisable to implement the terms of this letter. This letter sets forth the entire agreement between you and the Company regarding your agreement not to compete with the Company. This agreement may be amended only by written document from both you and the Company and will be governed by the laws of the State of Maine.

 If this letter accurately sets forth our understanding and agreement, would you please sign both copies, return one to me, and keep one for your records.

                                    Sincerely yours,



                                    _______________________________
                                    Hugh G. Farrington
                                    President and Chief Executive Officer



 Seen and agreed to this _____ day of December, 1997.


 By:_______________________
      James J. Jermann

















                                EXHIBIT C


          EXAMPLE OF CALCULATION OF AMOUNT DUE UNDER PARAGRAPH 4(B) OF
            AGREEMENT BETWEEN JAMES JERMANN AND HANNAFORD BROS. CO.


  I.  As a member of "Class of 95" (i.e., 1995-1997 performance period)

         1995 Base Compensation                    $175,000
         Success Share paid in 1995                  88,732
         1996 Base Compensation                     182,000
         Success Share paid in 1996                  87,867
         Success Share paid in 1997                  91,000
         Total                                     $624,599
                                                   X      8%
                                                   $ 49,968
         Company performance factor (see
            1 below)                               X   79.7%
         "Payable" March 1998                      $ 39,824
         Discount factor to reduce to present
            value as of March 1997 (see note 2
            below)                                 /   1.08
         Amount Payable March 1997                                $ 36,874

 II.  As a member of "Class of 96" (i.e. 1996 - 1998 performance period)

         1996 Base Compensation                    $182,000
         Success Share paid in 1996                  87,867
         Success Share paid in 1997                  91,000
         Total                                     $360,867
                                                   X      8%
                                                   $ 28,869
         Company performance factor (see
            1 below)                               X    100%
         "Payable" March 1999                      $ 28,869
         Discount factor to reduce to present
            value as of March 1997 (see note 2
            below)                                 / 1.1664
         Amount Payable March 1997                                $ 24,751

 TOTAL AMOUNT PAYABLE MARCH 1997                                  $ 61,625

 NOTES:

 1. The Company performance factor actually used in the calculation will be computed in March of 1997 based on the formula set forth in the Long
 Term
      Incentive Plan, using Board-approved "high" and "low" earnings targets for each "class," actual Company earnings per share amounts for 1996
 and
      prior years, and earnings per share amounts for 1997 and 1998 as projected in the Company's three year strategic plan for 1997-1999, expected to be approved by the Board of Directors in the fall of 1996. Performance factors shown here, for illustrative purposes, are based on
      the Company's spring 1996 projections of 1996, 1997, and 1998 earnings.

 2. The actual discount rate to be used will be the T-bill rate in effect in
     March 1997 at the time the calculation is made. 8% is used here for illustrative purposes.